Exhibit 10.22

1187 Coast Village Road #1-520 Santa Barbara, CA 93108

April 17, 2023

Trisha Fox
Dear Trisha,
I am pleased to offer you employment with Olaplex, Inc. (the “Company”) in the position of Chief People Officer, reporting to JuE Wong, CEO, subject to the terms and conditions described in this letter.

If you accept this conditional offer, your first date of employment with the Company is anticipated to be May 22, 2023.

Your base salary will be $375,000.00 per year, less taxes and other legally required deductions, payable in accordance with the regular payroll practices of the Company.

You will be eligible to receive an annual bonus under the Company’s discretionary annual bonus plan. The discretionary annual bonus plan pay-out in a given year, will be based on your performance and contributions, as well as the Company's achievement of net sales, adjusted EBITDA and other objectives set by the Company. Your annual bonus target is 50% of your base salary, and the pay-out amount in any year in which a discretionary bonus is paid will be calculated by the Company in its sole discretion. Each bonus payment under the discretionary annual bonus plan is subject to your continued employment on the date the payment is made and the absence of any express intention to leave the employment of the Company on or prior to such date. For the 2023 plan year, your bonus will not be prorated for tenure.

Subject to the approval by the Compensation Committee of the Company's Board of Directors, you will be granted a number of Restricted Stock Units (RSUs) in the approximate value of $750,000 to be determined by the closing price of each share of Olaplex common stock on the Nasdaq Global Select Market on the day of grant. In the event any such approval is granted during the Company’s quarterly blackout period, as described under the Company’s Insider Trading Policy, the applicable RSUs will be issued on the first eligible trading day following the conclusion of such blackout period. All RSUs granted to you will be subject to the terms and conditions of the Olaplex 2021 Equity Incentive Plan and the applicable RSU award agreement, which terms and conditions shall control in the event of a conflict with this letter. Pursuant to these terms, RSUs vest annually (25%) over a four (4) year period, as described in the applicable RSU award agreement. As an employee of the Company, you will also be eligible for annual equity awards as determined by the Compensation Committee of the Board of Directors of Olaplex Inc., in its sole discretion.

As an at-will employee you or the Company may terminate your employment at any time for any reason. In the event that you terminate your employment with the Company for Good Reason, or the Company terminates your employment without Cause, you will be eligible for the Severance Payments and COBRA Subsidy as described below:

“Severance Payments” shall mean continued base salary for twelve (12) months following the date of termination payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than monthly, which shall commence within 75 days following the date of termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided that, the first installment payment shall include all amounts of base salary that would otherwise have been paid to the Executive during the period beginning on the date of termination and ending on the first payment date if no delay had been imposed. (each of these terms defined below), conditioned strictly upon:

•your compliance with applicable non-disclosure obligations and restrictive covenants and
•your signing and returning to the Company, and not revoking, a timely and effective separation agreement containing a general release of claims and other customary (including, without limitation, non-competition, non-solicitation, and no-hire covenants) in the form provided to you by the Company at the time of your termination of employment (the "Separation Agreement”) and such Separation Agreement becoming effective within 60 days following the date of termination (the "Release Execution Period"),

For purposes of this offer letter, each of the following terms shall have the meaning provided below:

"Cause" shall mean:

i)dishonesty, fraud or breach of fiduciary responsibility with respect to the Company and your duties,
ii)gross negligence in the performance of your duties,
iii)willful misconduct with regard to the Company, its business, assets or employees, or
iv)conviction or pleading nolo contendere to a felony or any other crime involving fraud, dishonesty or moral turpitude.
v)your failure to perform your job duties (other than any such failure resulting from incapacity due to physical or mental illness);
vi)your violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; or
vii)your engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

"Good Reason" shall mean a material reduction in your base salary (other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions) without your written consent.

You may not terminate employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If you do not provide written notice to the Company of such grounds which you believe to constitute Good Reason, within 90 days after the first occurrence of such applicable grounds, then you will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

“COBRA Subsidy” shall mean the Company’s reimbursement to you for the monthly COBRA premium paid by you for you and your dependents, if you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA”). Notwithstanding the foregoing, if the Company's making such COBRA subsidy payments under this Section 1 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 1 in a manner as is necessary to comply with the ACA.

As a full-time employee, you will be eligible to participate in the Company’s benefit plans on the first day of employment. The Company’s comprehensive benefits package includes Medical Insurance, Dental Insurance, Vision Insurance, Basic and Voluntary Life and AD&D Insurance, Short Term and Long-Term Disability Insurance, Flexible Spending Accounts for Health, and Employee Assistance Program. Participation in all employee benefit plans is subject to the terms and conditions of the plan documents, summary plan descriptions and other plan materials.

Your employment will be subject to the Company’s Code of Conduct and Ethics and all other applicable policies and procedures, as outlined in the Employee Handbook and elsewhere. Paid sick leave will be made available to you in accordance with applicable law, as described in the Employee Handbook.

The Immigration Reform and Control Act requires the Company to verify your identity and employment eligibility within three business days of your commencement of employment with the Company. During your onboarding, you will be provided with the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you join our day one orientation. We will not be able to employ you if you fail to comply with this requirement.

You further agree that during the period of your employment with the Company, you will not use or disclose to the Company, or cause the Company to use or benefit from, any confidential, proprietary, or trade secret information of any former employer or any other person or entity.

This job offer is contingent upon the following:

(a)Verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three days of starting employment;

(b)the Company receiving favorable references from the personal and professional references you provided;

(c)Satisfactory completion of a background investigation, for which the required notice and consent forms will be shared with you; and

(d)Your acceptance and signature of the Company’s standard Employee Agreement, a copy of which is enclosed. You must sign and return the Employee Agreement at the time you sign and return this letter agreement.

This conditional offer will be withdrawn if any of the above conditions are not satisfied.

This letter and your response are not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will. This means that, if you accept this conditional offer, both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause.

By your signature below accepting this conditional offer, you confirm that (i) you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set forth expressly in this letter; (ii) you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer, and (iii) you have informed the Company about any restrictions that could possibly be construed as impacting your ability to accept this job and carry out the work involved, and provided the Company with copies of any agreements between you and your current or former employer describing restrictions on your activities.

If you wish to accept this conditional offer, please sign, date and return this letter electronically no later than 48 hours after this offer has been sent, after which date the conditional offer of employment described in this letter will expire. Please retain a copy of this letter and the enclosed Employee Agreement for your records.

Sincerely,

/s/ JuE Wong
JuE Wong, Chief Executive Officer
OLAPLEX, INC.

I have read and understood the provisions of this conditional offer of employment, and I accept the above job offer on the terms and conditions described therein.

Signature: /s/ Trisha Fox    Date: 23 April 2023

Anticipated Start Date: May 22, 2023